Exhibit 21.1
Subsidiaries of the Registrant

Subsidiary	Jurisdiction
Cohen & Steers Income Opportunities REIT Operating Partnership, L.P.	Delaware
CNS REIT JV, LLC	Delaware
Cohen & Steers REIT Trading, LLC	Delaware
CNSREIT Power Retail JV, LLC	Delaware
CNSREIT Grocery Retail JV, LLC	Delaware